EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-140128, 333-124728, 333-86048 and 333-37130) of Aspect Medical Systems, Inc. of our reports dated March 12, 2007, with respect to the consolidated financial statements of Aspect Medical Systems, Inc., Aspect Medical Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aspect Medical Systems, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 12, 2007